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The following materials were first used by RAE Systems Inc. on September 20, 2010 in discussing the proposed transaction referred to in the material below. RAE Systems may use these materials in the future for similar purposes.
INVESTOR CONFERENCE CALL SCRIPT
RAE Systems Inc. (NYSE AMEX:RAE)
Signs Definitive Agreement to be Acquired by Battery Venture
September 20, 2010, 8:00 am PDT
The Operator:
Ladies and Gentlemen, thank you for standing by. Welcome to the RAE Systems Inc. Investor Update conference call. (Caller Instructions — listen only mode, how to indicate for questions, reminder call is being recorded). I would now like to turn the call over to Kirsten Chapman of Lippert/Heilshorn & Associcates.
Kirsten Chapman
Thank you. Good afternoon, everyone, and thank you for joining us today. With me today are RAE Systems’ Chief Executive Officer, Robert Chen, and Chief Financial Officer, Randy Gausman. If you have not seen today’s press release, it can be retrieved from our website at raesystems.com. If you have any difficulty accessing the press release, please call Lippert/Heilshorn & Associcates at 415.433.3777 and we will send a copy to you.
I would like to remind you that the matters that we will be discussing today include forward-looking statements, as that term is used in Section 21E of the Securities Exchange Act of 1934, and as such, are subject to risks and uncertainties. Forward-looking statements may include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at www.sec.gov or our website. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.
WE URGE OUR INVESTORs TO READ THE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND THE OTHER RELEVANT MATERIALS FILED BY US WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and the other relevant materials, when available, and any other documents filed by us with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, our stockholders may obtain free copies of the documents filed with the SEC by contacting RAE Systems’ Investor Relations Agency Lippert/Heilshorn & Associates at (415) 433-3777 or RAE Systems IR c/o Lippert/Heilshorn & Associates, 44 Montgomery Street, Suite 3520, San Francisco, California 94104. You may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please

call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
On the call management will only discuss today’s announcement. As the third quarter has not been completed, management will not address operating results or comment on financial expectations.
Following prepared remarks by Bob Chen, we will open up the call for questions and answers.
I’ll now turn the call over the Bob Chen. Bob, Go ahead please?

Mr. Bob Chen:
Thank you, Kirsten.
Good afternoon and thank you for joining us today.
I am excited to discuss with you this morning’s announcement. We signed a definitive agreement to be acquired by an affiliate of Battery Ventures, which would eventually take RAE Systems private. We believe this will benefit shareholders, customers and employees. I will review the terms of the agreement and the advantages and reasons for the proposed transaction.
Battery Ventures is a multi-stage private equity firm focused on technology and innovation worldwide with over four billion dollars under management. Battery has identified RAE Systems as a key investment based on our prospects for continued technological leadership and operational improvement. In turn, Battery has significant financial resources to support RAE Systems’. Combined with Battery’s strategy and vision, we expect to increase our industry presence via organic growth and complementary acquisitions. . Both management teams hold the consistent opinion that it will be business as usual at RAE Systems. We will continue to execute on our strategy to be a leading innovator through the advancement of intelligent, connected, wireless gas and radiation detection solutions. Our management and employees will remain committed to customer service, quality and operating excellence.
Under terms of the agreement, the co-founders Dr. Peter Hsi and I will roll over most of our stock holdings into the new company, the rest of the RAE systems stockholders will receive $1.60 per share in cash. The transaction will be subject to customary closing conditions, including the approval of our stockholders. We will file a proxy statement with the Securities and Exchange Commission, and a shareholder vote will be scheduled within 60 days following the SEC’s review. Post close, Dr. Hsi and I will remain on the board, joined by Mr. Feldman and Morgan Jones of Battery Ventures. We urge our investors to read the proxy statement, when it becomes available.
RAE Systems has successfully navigated through a great deal of change over the past few years. This is just the newest evolution for the company and we will remain steadfast in our focus on our customers, commitments, deliverables and operating excellence.
Our goal continues to be a leading innovator of safety and security products that deliver wireless real-time data to enable our customers to make faster, better decisions to keep people and property safe.
We are eager to drive our business forward, investing in research and development, focusing on our product development efforts and introducing several new products later this year.
In summary, we are focused on being our industry’s leading innovator through the advancement of intelligent, connected, wireless gas and radiation detection solutions. This transaction reflects the strength of our business, our growth prospects, our products and technologies, and our dedicated employees.

Operator, I would now like to open the floor to questions.
Q&A Session
Operator
Gentlemen, if there are no further questions. I would like to turn the call back to Bob Chen for his closing remarks.
Mr. Bob Chen
I would like to thank you for your continued support of RAE Systems and look forward to speaking with you shortly.
Operator
Ladies and gentlemen, this concludes the Investor Update Call for RAE Systems. Thank you for your participation today. Have a pleasant day.